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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in this Pre-effective Amendment No. 2 to the Registration Statement No. 333-63605 of East West Bancorp, Inc. on Form S-4 of our report dated January 30, 1998 on the consolidated statements of financial condition of East West Bank and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
November 13, 1998